                                                                     EXHIBIT 8.1

                    [LETTERHEAD OF O'MELVENY & MEYERS LLP]

                            November
                            27th
                            1 9 9 6



                                                                 OUR FILE NUMBER
                                                                    614,055-088
                                                                   NB1-289101.V1

Nationwide Health Properties, Inc.
4675 MacArthur Court, Suite 1170
Newport Beach, California 92660

          Re:  Nationwide Health Properties, Inc. -
               Form S-3 Registration Statement
               ------------------------------------

Gentlemen:

          In connection with the above Registration Statement regarding the proposed issuance and sale of the Securities of Nationwide Health Properties, Inc., a Maryland corporation (the "Company"), you have requested our opinion whether the Company qualified as a real estate investment trust (a "REIT") under sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), for its taxable year ended December 31, 1995 and whether it will continue to so qualify if it operates subsequent to September 30, 1996 in the same manner as it has prior to that date. You have also asked our opinion whether the Company should be treated as the owner of its properties listed in the schedule which you provided to us (the "Properties") for federal income tax purposes and whether the leases with respect to such Properties (the "Leases") should be treated as true leases, and not financing arrangements, for such purposes. All capitalized terms in this opinion and not otherwise defined herein shall have the same respective meanings as set forth in the Registration Statement.

          As of June 18, 1996, we delivered our opinion (the "6/18/96 Opinion") concerning the qualification of the Company as a REIT for its taxable year ended December 31, 1995 and its continuing qualifications as a REIT if it operated subsequent to

Page 2 - Nationwide Health Properties, Inc. - November 27, 1996

March 31, 1996 in the same manner as it had prior to that date. The 6/18/96 Opinion, and the certificates, documents and other materials referred to therein, are hereby incorporated by reference. Since June 18, 1996, there have been delivered to us certain certificates and schedules prepared and executed by Company personnel, setting forth certain factual representations regarding the Company and its assets and operations. This opinion specifically relies on such documents, certificates and schedules and assumes that the facts represented therein will not change in any material way so long as the Company seeks to qualify as a REIT.

          On the basis of the foregoing and subject to all of the qualifications, conditions and factual assumptions set forth herein and in the 6/18/96 Opinion, we are of the opinion that for the calendar year 1995, the Company met each of the requirements for qualification as a REIT, and if the Company operates subsequent to September 30, 1996 in the same manner as it has prior to such date, it will continue to so qualify, provided that the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters are satisfied in those years. However, we are unable to opine whether the Company will actually continue to qualify as a REIT because such qualification will depend on future transactions and events which cannot be known at this time.

          We also wish to advise you that on the basis of and in reliance on the foregoing and on the facts set forth in the Registration Statement, it is the opinion of O'Melveny & Myers LLP that under current law, including relevant statutes, regulations, and judicial and administrative precedent (which law is subject to change on a retroactive basis), a court, more likely than not, would hold that the Company would be treated as the owner of the Properties for federal income tax purposes and the Leases would be treated as true leases, and not financing arrangements, for such purposes. You should be aware that this opinion is not binding on the Internal Revenue Service and no assurance can be given that the Internal Revenue Service may not successfully challenge the conclusions set forth in this opinion. If the Internal Revenue Service successfully challenged such conclusions, the Company would not be entitled to claim depreciation with respect to the Properties and might be compelled to make deficiency dividends to satisfy the 95% dividend distribution requirement or lose its REIT status.

                              Respectfully submitted,

                              /s/ O'MELVENY & MYERS LLP